Exhibit 3.1

RIGHTS AND RESTRICTIONS OF THE CONVERTIBLE PREFERRED SHARES OF
CHC GROUP LTD. ESTABLISHING THE TERMS OF THE CONVERTIBLE PREFERRED SHARES
Section 1. Number of Preferred Shares and Designation. 5,000,000 preferred shares of the Company shall constitute a series of preferred shares designated as Convertible Preferred Shares (the “Preferred Shares”).
Section 2.     Rank of the Preferred Shares. Each Preferred Share shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Shares shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company or otherwise (i) rank senior and prior to the Company’s ordinary shares, of a nominal or par value of $0.0001 per share (the “Ordinary Shares”) to the extent set out herein, and to each other class or series of equity securities of the Company, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Preferred Shares as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company, or otherwise (all of such equity securities, including the Ordinary Shares, are collectively referred to herein as “Junior Securities”) and (ii) rank junior to each class or series of equity securities of the Company, whether currently issued or issued in the future without violation of the terms herein, that by its terms expressly ranks senior to the Preferred Shares as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company or otherwise (all of such equity securities are collectively referred to herein as “Senior Securities”), and (iii) rank on parity with each other class or series of equity securities of the Company, whether currently issued or issued in the future without violation of the terms herein, that expressly provides that it ranks on parity with the Preferred Shares as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company or otherwise (all of such equity securities are collectively referred to herein as “Parity Securities”).
Section 3.     Definitions.
(a)    As used herein the following terms have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:
“Accrued Dividends” means, as of any date, with respect to any Preferred Share, all dividends or other distributions that have accrued pursuant to Section 4(a)(ii) but that have not been paid in cash or applied to the capitalisation of reserves and issuance of Preferred Shares as of such date.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Articles” means the memorandum of association of the Company and the articles of association of the Company (each as supplemented or otherwise modified from time to time).
“Base Amount” means, with respect to any Preferred Share, as of any date, the sum of (x) the Liquidation Preference and (y) the Base Amount Accrued Dividends with respect to such share as of such date.
“Base Amount Accrued Dividends” means, with respect to any Preferred Share, as of any date, (i) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the preceding Preferred Dividend Payment Date (taking into account the payment of Preferred Dividends, if any, on such Preferred Dividend Payment Date) or (ii) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero.
“Beneficially Own” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, and a Person’s beneficial ownership of Capital Shares of any Person shall be calculated in accordance with the provisions of such Rules, but without taking into account any contractual restrictions or limitations on voting or other rights.
“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City or the Cayman Islands.
“Capital Shares” means, with respect to any Person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred shares, but excluding any debt securities convertible into such equity.
“Capitalisation Issue” has the meaning set forth in Section 4(a)(iii).
“Change of Control” means the occurrence, directly or indirectly, of any of the following:
(1)    any purchase, merger, acquisition or other transaction or series of related transactions following the Original Issuance Date immediately following which any Person or Group (other than the Investor or its Affiliates or any Group including the Investor or its Affiliates) shall Beneficially Own, directly or indirectly, the Company’s Capital Shares entitling such Person to exercise 50% or more of the total voting power of all classes of Voting Shares of the Company; or
(2)    any transaction or series of related transactions immediately following which the Persons who Beneficially Own the Voting Shares of the Company immediately prior to such transaction or transactions cease to Beneficially Own at least 50% of the Voting Shares of the

Company, any successor thereto or any parent entity thereof immediately following such transaction or transactions; provided, that no such transaction or series of related transactions shall constitute a Change of Control if the requisite approval of the Board of Directors would not have been obtained had the directors designated by the Investor or its Affiliates pursuant to Section 2.2 of the Shareholders’ Agreement abstained with respect to such transaction or series of related transaction.
“Change of Control Effective Date” has the meaning set forth in Section 8(a).
“Change of Control Sale” has the meaning set forth in Section 8(a).
“Company Conversion Date” has the meaning set forth in Section 6(f)(i).
“Conversion Date” has the meaning set forth in Section 6(f)(iii).
“Conversion Notice” has the meaning set forth in Section 6(f)(ii).
“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 9 on or prior to such date.
“Conversion Right” has the meaning set forth in Section 6(b).
“Company” means CHC Group Ltd.
“Current Average Market Price” means, as of any date, the average of the daily VWAP per Ordinary Share or other securities on each of the 10 consecutive Trading Days immediately preceding the last Business Day before such date; provided, that if the Ex-Date with respect to the issuance or distribution of a Participating Dividend occurs during such 10 consecutive Trading Day period, Current Average Market Price means the average of the daily VWAP per Ordinary Share or other securities on each of the 10 consecutive Trading Days immediately preceding such Ex-Date.
“Debt Documents” means (i) the Credit Agreement, dated as of January 23, 2014, among the Company, 6922767 Holding S.À R.L., CHC Helicopter Holding S.À R.L., CHC Helicopter S.A., the Lenders party thereto and the other parties thereto; (ii) the Indenture, dated as of October 4, 2010, among CHC Helicopter S.A., the Guarantors named therein, HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent, and The Bank of New York Mellon, as Trustee, governing the 9.250% Senior Secured Notes due 2020; and (iii) the Indenture, dated as of May 13, 2013, among CHC Helicopter S.A., the Guarantors named therein, and The Bank of New York Mellon, as Trustee, governing the 9.375% Senior Notes due 2021, each as amended and supplemented from time to time.
“Default” means (i) the Company’s failure to pay any Participating Dividend contemplated by Section 4(a)(i), (ii) the Company’s failure to pay in cash (if applicable), any amount of Preferred Dividend or distribute such amount by the capitalisation of reserves and issuance of Preferred Shares (whether or not authorized and declared and whether or not the Company is at the relevant time lawfully able to make such payment or application), in each case in accordance with Section 4(a)(i) on the applicable Preferred Dividend Payment Date, (iii) the Company’s violation of Section 4(b), (iv) the Company’s failure to comply with its obligations to convert Preferred Shares in compliance with Section 6 (without giving effect to the proviso to the first sentence of Section 6(b)) or to maintain sufficient authorized Ordinary Shares to effect a conversion of all issued Preferred Shares pursuant to Section 6 at any time or (v) the Company’s failure to repurchase Preferred Shares in compliance with Section 8.
“Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).
“Dividend Rate” means, for any day, 8.50% per annum, as may be increased pursuant to Section 4(b) as of such date.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
“Exchange Property” has the meaning set forth in Section 7(a).
“Ex-Date” means, when used with respect to any distribution, the first date on which the Ordinary Shares or other securities in question do not have the right to receive the distribution of a Participating Dividend.
“Group” shall mean any “group” as such term is used in Section 13(d)(3) of the Exchange Act.
“Holder” means, (i) with respect to any Preferred Shares at any time, the Person in whose name such Preferred Shares are registered in the Register, which may be treated by the Company as the absolute owner of such Preferred Shares for the purpose of making payment and settling conversions and for all other purposes and (ii) with respect to any Non-Voting Ordinary Shares, the Person in whose name such Non-Voting Ordinary Shares are registered following the conversion of any Preferred Share and issuance of Non-Voting Ordinary Shares, which may be treated by the Company as the absolute owner of such Non-Voting Ordinary Shares for the purpose of making payment and settling conversions and for all other purposes.
“Holder Group” means a Holder and such Holder’s Affiliates.
“Implied Quarterly Dividend Amount” means, with respect to any Preferred Share as of any date, the product of (a) the Base Amount of such Preferred Share on the first day of the applicable Payment Period (or in the case of the first Payment Period for such Preferred Share, as of the Issuance Date of such Preferred Share) and (b) one fourth of the Dividend Rate applicable on such date.
“Initial Conversion Price” means (i) with respect to each Preferred Share issued on the Original Issuance Date, $7.50 per Ordinary Share and (ii) with respect to each Preferred Share issued after the Original Issuance Date (including by capitalisation in respect of a Preferred Dividend in accordance with Section 4), the Conversion Price in effect immediately prior to the issuance of such share.

“Investment Agreement” means the Investment Agreement, dated as of August 21, 2014, by and between Clayton, Dubilier & Rice Fund IX, L.P., a Cayman exempted limited partnership, and the Company, as the same may be amended from time to time.
“Investor” means one or more Affiliates of Clayton, Dubilier & Rice Fund IX, L.P. who acquire Preferred Shares pursuant to the Investment Agreement.
“Issuance Date” means with respect to a Preferred Share, the date of issuance of such Preferred Share.
“Junior Securities” has the meaning set forth in Section 2.
“Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guidelines or other requirement (including those of the New York Stock Exchange or any other securities exchange or automated quotation system).
“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“Liquidation Preference” means, with respect to each Preferred Share, $1,000.00 per share.
“Liquidation Value” means, with respect to any Preferred Share as of any date, the sum of the Liquidation Preference and the Accrued Dividends as of such date with respect to such Preferred Share.
“Mandatory Conversion” has the meaning set forth in Section 6(a)(i).
“Mandatory Conversion Date” has the meaning set forth in Section 6(a)(i).
“Milestone Date” means the second anniversary of the Second Closing Date.
“Non-Voting Ordinary Share Conversion Notice” has the meaning set forth in Section 3(c)(i) of the Rights of the Non-Voting Ordinary Shares.
“Non-Voting Ordinary Share Conversion Date” has the meaning set forth in Section 3(c)(iii) of the Rights of the Non-Voting Ordinary Shares.
“Non-Voting Ordinary Share Conversion Right” has the meaning set forth in Section 3(a) of the Rights of the Non-Voting Ordinary Shares.
“Non-Voting Ordinary Shares” has the meaning set forth in Section 1 of the Rights of the Non-Voting Ordinary Shares.
“Officer” means any named executive officer of the Company.

“Ordinary Shares” has the meaning set forth in Section 2, provided that, where inclusion of Non-Voting Ordinary Shares is appropriate by the context, Ordinary Shares and Non-Voting Ordinary Shares shall be collectively referred to as “Ordinary Shares”.
“Ordinary Shares Dividend Record Date” has the meaning set forth in Section 4(a)(iv).
“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.
“Parity Securities” has the meaning set forth in Section 2.
“Participating Dividends” has the meaning set forth in Section 4(a)(i).
“Payment Period” means, in respect of a Preferred Share, the period beginning on the day after the preceding Preferred Dividend Payment Date (or if no Preferred Dividend Payment Date has occurred since the Issuance Date of such Preferred Share, the day that would have been the day after the preceding Preferred Dividend Payment Date had the Issuance Date with respect to such Preferred Share occurred prior to such date) to and including the next Preferred Dividend Payment Date.
“Person” means any individual or entity of any type.
“Preferred Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Original Issuance Date; provided, that if any such Quarterly Date is not a Business Day then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.
“Preferred Dividends” has the meaning set forth in Section 4(a)(ii).
“Preferred Holders’ Consent” means the prior written consent of Holders representing at least a majority of the then-issued and outstanding Preferred Shares, voting as a separate class.
“Preferred Shares” has the meaning set forth in Section 1.
“Principal Market” means, with respect to any day on which the Ordinary Shares are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Ordinary Shares are so listed or admitted or so quoted.
“Quarterly Date” has the meaning set forth in the definition of “Preferred Dividend Payment Date.”
“Register” means the register of members of the Company maintained by the Transfer Agent or the Company.

“Requisite Shareholder Approval” has the meaning assigned to such term in the Investment Agreement.
“Reorganization Event” means any of the following transactions:
(i)    any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Ordinary Shares will be converted into cash, securities or other property of the Company or another Person;
(ii)    any reclassification, recapitalisation or reorganization of the Ordinary Shares into securities other than the Ordinary Shares; or
(iii)    any statutory exchange of the outstanding Ordinary Shares for securities of another Person.
“Rights of the Non-Voting Ordinary Shares” means the Rights and Restrictions of the Non-Voting Ordinary Shares of CHC Group Ltd. Establishing the Terms of the Non-Voting Ordinary Shares, as attached hereto.
“Second Closing Date” has the meaning set forth in the Investment Agreement.
“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of the Original Issuance Date, by and between Investor and the Company (as may be amended or modified from time to time in accordance with the terms thereof).
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Trading Day” means a day on which the Principal Market is open for the transaction of business or, if the Ordinary Shares are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day.

“Transfer Agent” means the Company or, if later changed pursuant to Section 11(a), any Person acting as the Company’s duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Preferred Shares, and its successors and assigns.
“Voting Class” has the meaning set forth in Section 10(a).
“Voting Shares” means Capital Shares of the class or classes pursuant to which the holders thereof have the general voting power to elect one or more members of the Board of Directors of the Company (without regard to whether or not, at the relevant time, Capital Shares of any other class or classes (other than Ordinary Shares) might have voting power by reason of the happening of any contingency).
“VWAP” means, with respect to any date of determination, (i) the volume-weighted average sale price per Ordinary Share on the Principal Market as displayed under the heading Bloomberg VWAP on Bloomberg page “HELI Equity VWAP” (or any appropriate successor page) in respect of the period from the open of trading until the close of trading on the Principal Market on such date of determination or (ii) if such volume-weighted average price described in clause (i) is unavailable or not provided for any reason, or there is no Principal Market for the Ordinary Shares, the market price per Ordinary Share on such date, determined using a volume-weighted average method by a nationally recognized independent investment bank (a “Qualified Bank”, and the price, as so determined in accordance with this clause (ii) or the following sentence, the “Appraised Price”) that is mutually acceptable to the Company, on the one hand, and the Holders of a majority of the Preferred Shares, on the other hand. If the Company and the Holders of a majority of the Preferred Shares are unable to agree on a Qualified Bank within 10 days following the delivery of a notice from the Company pursuant to Section 6(f)(i), the Appraised Price shall be determined by taking the average of the two closest determinations of the market price per Ordinary Share on the applicable date of determination, determined by three Qualified Banks, of which one shall be designated by the Company, the second by the Holders of a majority of the Preferred Shares, and the third by mutual agreement of the other two Qualified Banks. The determination of the Appraised Price in accordance with this definition shall be final and binding on the parties. The fees and expenses of the Qualified Bank shall be split equally by the Company, on the one hand, and the Holders of Preferred Shares, on the other hand; provided that in the case the Appraised Price is determined using three Qualified Banks, as described above, each of the Company and the Holders of Preferred Shares shall pay the fees and expenses of their respectively chosen Qualified Banks, with the fees and expenses of the third Qualified Bank split equally by the Company, on the one hand, and the Holders of Preferred Shares, on the other hand.
(b)    In addition to the above definitions, unless the context requires otherwise:
(i)    any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;
(ii)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(iii)    references to “$” or “dollars” means the lawful coin or currency of the United States of America; and
(iv)    references to “Section” are references to Sections herein and the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to these resolutions as a whole and not to any particular section, paragraph or subdivision.
Section 4.     Dividends.
(a)    Dividends Generally. The Holders of the issued Preferred Shares shall be entitled to receive, out of assets legally available for the payment of dividends, dividends or distributions on the terms described below:
(i)    Holders of Preferred Shares shall be entitled to a dividend with the result that they participate equally and ratably with the holders of Ordinary Shares in all dividends paid on, or distributions in respect of, the Ordinary Shares as if immediately prior to each Ordinary Shares Dividend Record Date, all Preferred Shares then outstanding were converted into Ordinary Shares (disregarding any Accrued Dividends that have accrued between the immediately preceding Preferred Dividend Payment Date and immediately prior to the applicable Ordinary Shares Dividend Record Date). Dividends or distributions payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable to the holders of Preferred Shares as a class on the same date that such dividends or distributions are payable to holders of Ordinary Shares as a class, and, the holders of Preferred Shares as a class shall receive the full amount of any such dividends or distributions contemplated by this Section 4(a)(i) before any such dividends or distributions are paid to the holders of Ordinary Shares as a class. For the avoidance of doubt, Holders of Preferred Shares shall not be entitled to a dividend or distribution as a result of dividends or distributions in respect of Ordinary Shares other than as set forth in this Section 4(a)(i).
(ii)    In addition to any dividends or other distributions pursuant to Section 4(a)(i), the Company shall pay or distribute by way of capitalisation (as the case may be), in each case only to the extent such payment or capitalisation is permitted by the then applicable Cayman Islands law, on each Preferred Dividend Payment Date distributions on each outstanding Preferred Share (the “Preferred Dividends”) at a rate per annum equal to the Dividend Rate as further specified below. Preferred Dividends on each Preferred Share shall accrue and accumulate on a daily basis from, but not including, the Issuance Date of such share, whether or not declared and whether or not the Company is permitted to make payment of such dividends or capitalise such amount under applicable Cayman Islands law, shall compound quarterly on each Preferred Dividend Payment Date (to the extent not paid on such Preferred Dividend Payment Date) and shall be payable quarterly in arrears, if, as and when so authorized and declared by the Board of Directors, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends accruing with respect to any Preferred Share for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Payment Period in which such day falls; provided, that if, during any current Payment Period, Accrued Dividends are paid or applied to a capitalisation in respect of one or more prior Payment Periods, then after the date of such payment, the amount of Preferred Dividends accruing with respect to any Preferred Share for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment or application of Accrued Dividends) by (y) the actual number of days in such current Payment Period. The amount of Preferred Dividends payable with respect to any Preferred Share for any Payment Period shall equal the sum of the Preferred Dividends accrued in accordance with the prior sentence of this (ii) with respect to such share during such Payment Period. For the avoidance of doubt, for any Preferred Share with an Issuance Date that is not a Quarterly Date, the amount of Preferred Dividends payable with respect to the initial Payment Period for such Preferred Share shall, and the related aggregate accrual shall, equal the product of (x) the daily accrual determined as specified in the prior sentence, assuming a full Payment Period in accordance with the definition of such term, and (y) the number of days beginning on and including the day after such Issuance Date and ending on and including the next Preferred Dividend Payment Date. Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward) or 1/100,000th of a Preferred Share, as applicable.
(iii)    On or prior to the Milestone Date, amounts accrued in respect of Preferred Dividends, shall be capitalised by issuing to the Holders fully paid and non-assessable Preferred Shares (a “Capitalisation Issue”), to the extent permitted by applicable Cayman Islands law. Following the Milestone Date, amounts accrued in respect of Preferred Dividends, may, at the option of the Company and to the extent permitted by applicable Cayman Islands law, be declared as a dividend and paid in cash or capitalised by issuing fully paid and non-assessable Preferred Shares; provided, that with respect to the Payment Period in which the Milestone Date occurs, (i) the portion of the amount accrued in respect of Preferred Dividends on or prior to the Milestone Date shall, to the extent permitted by applicable Cayman Islands law, be capitalised by issuing to the Holders fully paid and non-assessable Preferred Shares and (ii) the remaining portion of the amount accrued in respect of Preferred Dividends in such Payment Period shall, at the Company’s option, to the extent permitted by applicable Cayman Islands law, be paid as a cash dividend or capitalised by issuing fully paid and non-assessable Preferred Shares; provided, further, that, the amounts in respect of Preferred Dividends to be paid on any date shall, to the extent permitted by applicable Cayman Islands law, be capitalised by issuing fully paid and non-assessable Preferred Shares to the extent dividends paid in cash on such date would be prohibited by applicable Law or under the terms, conditions or provisions of any of the Debt Documents. If the Company capitalises any amount accrued in respect of Preferred Dividends by issuing Preferred Shares, the number of Preferred Shares to be issued in respect of such accrued amount shall be equal to the number of Preferred Shares (including fractional shares) that have an aggregate Liquidation Preference equal to the amount of such Preferred Dividend. For the avoidance if doubt, if any amount accrued in respect of Preferred Dividends is capitalised by the issue of fully paid and non-assessable Preferred Shares, such issuance shall satisfy the Company’s obligation to pay Preferred Dividends in respect of such accrued amount.
(iv)    Each Participating Dividend or Preferred Dividend shall be paid or distributable by way of Capitalisation Issue pro rata to the Holders entitled thereto. Each

Participating Dividend or Preferred Dividend shall be payable or distributable by way of Capitalisation Issue to the Holders of Preferred Shares as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of Ordinary Shares (the “Ordinary Shares Dividend Record Date”), and (ii) with respect to Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date. Notwithstanding the foregoing, the Base Amount Accrued Dividends may be distributed by way of Capitalisation Issue (but not paid in cash) at any time to Holders of record on the Dividend Payment Record Date therefor.
(b)    Default. Upon the occurrence of a Default, the Dividend Rate shall increase by 3.00% per annum from and including the date on which the Default shall occur through but excluding the date on which all then occurring Defaults are no longer continuing. The Dividend Rate shall not be increased further pursuant to this Section 4(b) for a subsequent Default that occurs after the Dividend Rate has increased pursuant to this Section 4(b).
(c)    Restrictions on Dividends on Junior Securities.
(i)    At any time at which a Default has occurred and is continuing and any Preferred Shares are outstanding or, if the First Closing (as defined in the Investment Agreement) has occurred prior to the Requisite Shareholder Approval being obtained and Requisite Shareholder Approval has not been obtained on or prior to the second Preferred Dividend Payment Date following the Original Issuance Date, thereafter until the Requisite Shareholder Approval is obtained and any Base Amount Accrued Dividends have been distributed pursuant to clause (y) of Section 4(d), no dividends shall be declared or paid or set apart for payment, or other distributions declared or made, upon any Junior Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Junior Securities), nor shall any Junior Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Junior Securities) be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Junior Securities)) by the Company, directly or indirectly (except, subject to, in accordance with and in the manner set forth in the provisions of Section 6, by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith), in each case without the Preferred Holders’ Consent.
(ii)    The Company shall not, without the Preferred Holders’ Consent, (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Junior Securities) or (ii) repurchase, redeem or otherwise acquire any Junior Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Junior Securities) or Parity Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Parity Securities) (other than repurchases of Ordinary

Shares from employees, officers or directors of the Company or any of its subsidiaries in the ordinary course of business) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Junior Securities) or Parity Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Parity Securities), unless, in each case, (i) immediately before and after the taking of such action, the fair value of the Company’s assets would not be less than the sum of its debts (including for these purposes the Liquidation Value of the Preferred Shares), (ii) immediately after such action the Company, in its good faith judgment, should be able to pay all of its debts (including for these purposes the Liquidation Value of the Preferred Shares) as they are reasonably expected to come due, and (iii) the action is otherwise lawfully declared.
(iii)    Notwithstanding anything to the contrary in Section 4(c)(i) or Section 4(c)(ii) the Company shall not, without the Preferred Holders’ Consent, declare, pay, make or set aside for payment any dividends or distributions upon any Junior Securities (or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Junior Securities) that would result in a decrease to the Company’s share premium to an amount below the share premium necessary to allow for the payment of any reasonably anticipated Preferred Dividends.
(d)    Shareholder Approval. Notwithstanding anything herein to the contrary, if the First Closing (as defined in the Investment Agreement) has occurred prior to the Requisite Shareholder Approval being obtained and Requisite Shareholder Approval is not obtained on or prior to the second Preferred Dividend Payment Date following the Original Issuance Date, (x) from the day after the second Preferred Dividend Payment Date following the Original Issuance Date until the Requisite Shareholder Approval is obtained, (i) any Preferred Dividend shall only be payable in cash, (ii) the Liquidation Value for the Preferred Shares solely for purposes of determining the number of Ordinary Shares into which the Preferred Shares may be converted shall equal the sum of the Liquidation Preference and the Accrued Dividend as of the close of business on the second Preferred Dividend Payment Date following the Original Issuance Date and (iii) no increase to the Conversion Price pursuant to Section 9(a)(i) shall occur and (y) promptly following the time at which the Requisite Shareholder Approval is obtained, the Company shall cause any Base Amount Accrued Dividends existing at such time to be distributed to the Holders by way of Capitalisation Issue.
Section 5.     Liquidation Rights.
(a)    Liquidation Preference. In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Company legally available for distribution to its shareholders, before any payment or distribution of any assets of the Company shall be made or set apart for holders of any Junior Securities, including the Ordinary Shares, in respect of such Holder’s Preferred Shares in an amount equal to the greater of (i) the Liquidation Value of such Preferred Shares as of the date of the Liquidation and (ii) the amount such Holder would have received in respect of such Preferred Shares had such Holder, immediately prior to such Liquidation, converted such Preferred Shares into Ordinary Shares (pursuant to Section 6 without regard to any limitations on convertibility contained therein).
(b)    Pro Rata Treatment. In the event that the assets of the Company available for distribution to the Holders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding Preferred Shares pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.
(c)    Non-Liquidation Events. Neither the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the assets, Capital Shares or business of the Company (other than in connection with the liquidation, dissolution or winding up of its business) nor the merger or consolidation of the Company into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.
Section 6.     Conversion of Preferred Shares.
(a)    Mandatory Conversion by the Company.
(i)    If (A) at any time following the Milestone Date, the VWAP of the Ordinary Shares equals or exceeds 175% of the Conversion Price for a period of 30 consecutive Trading Days, (B) a Reorganization Event occurs following which the VWAP or the daily “volume weighted average price” of the shares of the Person that will be the surviving company in such Reorganization Event (as applicable) equals or exceeds 175% of the conversion price of the Preferred Shares or the conversion price that applies in respect of preferred shares that are issued in such Reorganization Event as modified in accordance with Section 7(a) (as applicable) for a period of 30 consecutive Trading Days following the date of the Reorganization Event, provided that, in the case of a Reorganization Event occurring prior to the Milestone Date, all Preferred Dividends that would have accrued on or prior to the Milestone Date have been accelerated and issued to the Holders by Capitalisation Issue immediately prior to such conversion, (C) at any time following the 8th anniversary of the Second Closing Date, the Current Average Market Price equals or exceeds the Conversion Price in effect at such time or (D) at such time that the total remaining Liquidation Value of all outstanding Preferred Shares is less than $50 million, each Preferred Share then outstanding shall, subject to Section 6(c) and Section 6(d), be immediately converted by the Company in the manner set forth herein (the “Mandatory Conversion”) into a number of Ordinary Shares (calculated as to each Holder to the nearest 1/100,000th of a share) equal to the quotient of (x) the Liquidation Value of such share as of the date of such conversion (the “Mandatory Conversion Date”), divided by (y) the Conversion Price of such share in effect as of the Mandatory Conversion Date; provided, that the Mandatory Conversion shall apply only to the extent that there is a sufficient number of authorized and unissued (or issued and included in treasury) and otherwise unreserved Ordinary Shares into which such Preferred Shares may convert.
(ii)    Following the 8th anniversary of the Second Closing Date, the Company may, at its option, cause each and every Preferred Share (but not less than all of the

Preferred Shares) then outstanding to be converted, subject to Section 6(c) and Section 6(d) and otherwise in the manner set forth herein, into a number of Ordinary Shares (calculated as to each Holder to the nearest 1/100,000th of a share) equal to the quotient of (A) the Liquidation Value of such share as of the Company Conversion Date, divided by (B) the lesser of (I) the Conversion Price in effect at such time and (II) (x) between the 8th anniversary of the Second Closing Date and the 15th anniversary of the Second Closing Date, the Current Average Market Price as of the Company Conversion Date or (y) from and following the 15th anniversary of the Second Closing Date, the greater of (1) the Current Average Market Price as of the Company Conversion Date and (2) 50% of the Conversion Price in effect at such time; provided, that such conversion shall apply only to the extent that there is a sufficient number of authorized and unissued (or issued and included in treasury) and otherwise unreserved Ordinary Shares into which such Preferred Shares may convert; provided, further, that the Company shall not cause any conversion pursuant to this Section 6(a)(ii) to occur at a time at which the Company is, or was during the 10 consecutive Trading Day period immediately preceding the Company Conversion Date, in possession of material non-public information, that in the Company’s good faith determination, would, if publicly disclosed, be reasonably expected to have a material and adverse effect on the closing price of the Ordinary Shares on the Principal Market on the Trading Day immediately following which such information is publicly disclosed relative to the closing price of the Ordinary Shares on the Principal Market on the Trading Day immediately preceding the Trading Day on which such information is publicly disclosed.
(b)    Optional Conversion Right. Subject to, and in accordance with, the provisions of this Section 6, each Holder of Preferred Shares shall have the right (the “Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s Preferred Shares into fully paid and non-assessable Ordinary Shares; provided, that the Conversion Right shall be exercisable only to the extent that there is a sufficient number of authorized and unissued (or issued and included in treasury) and otherwise unreserved Ordinary Shares into which such Preferred Shares sought to be converted may convert. Upon a Holder’s election to exercise the Conversion Right, each Preferred Share for which the Conversion Right is exercised shall, subject to Section 6(c) and Section 6(d), be converted into such number of Ordinary Shares (calculated as to each conversion by a Holder to the nearest 1/100,000th of a share) equal to the quotient of (A) the Liquidation Value of such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect as of the Conversion Date.
(c)    Cash in Lieu of Fractional Shares. No fractional Ordinary Shares shall be issued upon the conversion of any Preferred Shares. If more than one Preferred Share held by the same Holder shall be converted at the same time, the number of full Ordinary Shares issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Value as of the Conversion Date of all Preferred Shares to be so converted. If, after application of the immediately preceding sentence, the conversion of any Preferred Shares results in a fractional Ordinary Share issuable, the Company shall pay a cash amount in lieu of issuing such fractional share in an amount equal to such fractional interest multiplied by the VWAP of the Ordinary Shares on the Trading Day immediately prior to the Conversion Date.

(d)    Replacement of Ordinary Shares with Non-Voting Ordinary Shares. Upon any conversion of Preferred Shares pursuant to Section 6(a) or Section 6(b), if the total number of Ordinary Shares held by any Holder Group resulting from such conversion (together with any Ordinary Shares held by the Holder Group resulting from any prior conversion pursuant to Section 6(b)) would exceed 49.9% of the total number of voting Ordinary Shares outstanding immediately following such conversion, then (i) the number of voting Ordinary Shares to be issued to the member of the Holder Group upon such conversion shall be reduced ratably such that the total number of voting Ordinary Shares held by the Holder Group resulting from such conversion (together with any voting Ordinary Shares held by the Holder Group resulting from any prior conversion pursuant to Section 6(b)) equals 49.9% of the total number of voting Ordinary Shares outstanding immediately following such conversion (rounded down to the nearest whole share) and (ii) in lieu of each voting Ordinary Share that is not issued upon such conversion pursuant to clause (i) above, the applicable Holder shall receive one Non-Voting Ordinary Share.
(e)    Shares Reserved for Issuance Upon Conversion. For so long as the Preferred Shares are convertible, the Company shall not issue or allot Ordinary Shares such that the number of authorized but unissued Ordinary Shares would at any time be insufficient to permit the conversion of a number of Ordinary Shares equal to 110% of the number of Ordinary Shares issuable upon conversion pursuant to the exercise of the Conversion Right of all then outstanding Preferred Shares. The Company shall take all action permitted by Law, including calling meetings of shareholders of the Company and soliciting proxies for any necessary vote of the shareholders of the Company, to increase the number of authorized and unissued Ordinary Shares if at any time there shall be insufficient authorized and unissued Ordinary Shares to permit the conversion of all outstanding Preferred Shares into Ordinary Shares.
(f)    Mechanics of Mandatory and Optional Conversion.
(i)    The Company shall notify the Holders of any Mandatory Conversion Date or any election by the Company to convert the Preferred Shares pursuant to Section 6(a)(ii) promptly following such Mandatory Conversion Date or, in the case of a Company election, on the date of such election (the “Company Conversion Date”) by delivery of written notice to the Holders (as appearing in the records of the Company) and, as promptly as practicable thereafter, shall update the Register to reflect the Ordinary Shares held by the Holders as a result of such conversion and issue and deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole Ordinary Shares to which such Holder, or the Holder’s transferee, shall be entitled, (B) if less than the full number of Preferred Shares evidenced by the surrendered certificates is being converted, a new certificate or certificates, for the number of Preferred Shares evidenced by the surrendered certificate or certificates, less the number of Preferred Shares being converted or (C) cash for any fractional interest in respect of an Ordinary Share arising upon such conversion settled as provided in Section 6(c).

(ii)    The Conversion Right of a Holder shall be exercised by the Holder by the surrender to the Company of the certificate representing the Preferred Shares (if any) to be converted at any time during usual business hours at the Company’s principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the Preferred Shares represented by such certificate (a “Conversion Notice”) and specifying the name or names (with address or addresses) to whom the applicable Ordinary Shares are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its legal representative. As promptly as practicable after the receipt of the Conversion Notice and the payment of required taxes or duties pursuant to Section 11(e), if applicable, and in no event later than three Trading Days thereafter, the Company shall update the Register to reflect the Ordinary Shares held by the Holders as a result of such conversion and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole Ordinary Shares to which such Holder, or the Holder’s transferee, shall be entitled, (B) if less than the full number of Preferred Shares evidenced by the surrendered certificates is being converted, a new certificate or certificates, for the number of Preferred Shares evidenced by the surrendered certificate or certificates, less the number of Preferred Shares being converted, and (C) cash for any fractional interest in respect of an Ordinary Share arising upon such conversion settled as provided in Section 6(c).
(iii)    The conversion of any Preferred Share pursuant to Section 6(a) or Section 6(b) shall be effective on the date the Register has been updated to reflect the Ordinary Shares held by the Holders as a result of such conversion (the “Conversion Date”). Notwithstanding anything herein to the contrary, effective immediately prior to the close of business on the Mandatory Conversion Date, the Company Conversion Date or the date on which the Company receives notice of the exercise of the Conversion Right, as applicable, with respect to a Preferred Share, such Preferred Share will not be entitled to any of the powers, designations, preferences and other rights provided herein (other than the right to receive the Ordinary Shares issuable upon such conversion), including that such share shall not (i) accrue and accumulate Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (ii) entitle the Holder thereof to the voting rights provided in Section 10; provided however such Preferred Share will be entitled to such rights until the Conversion Date if a record date for a dividend, distribution or a vote occurs during the period from the Mandatory Conversion Date, the Company Conversion Date or the date on which the Company receives notice of the exercise of the Conversion Right, as applicable, or if there is not sufficient authorized and unissued Ordinary Shares to permit the conversion of such Preferred Share.
(g)    Company’s Obligations to Issue Ordinary Shares. The Company shall issue Ordinary Shares upon conversion of Preferred Shares absolutely and unconditionally, irrespective of any action or inaction by any Holder, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Company or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to any Holder in connection with the issuance of such Ordinary Shares.
(h)    Mechanics of Conversion of Preferred Shares. References in Section 6(a) and Section 6(b) to a “conversion” shall mean the compulsory repurchase without notice of Preferred Shares of any Holder, the consideration for which shall be the issue of a number of new fully paid Ordinary Shares determined in accordance with Section 6(a) or Section 6(b), as applicable. The Ordinary Shares to be issued on a conversion or exchange shall be registered in the name of such Holder or in such name as the Holder may direct. Preferred Shares of any series may be compulsorily repurchased without notice at a price per Preferred Share of that series to the extent necessary to give effect to a conversion pursuant to Section 6(a) and Section 6(b) calculated on the basis that the Ordinary Shares to be issued as part of the conversion or exchange will be issued at par.
(i)    Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Ordinary Shares on any Conversion Date, upon conversion of any Preferred Shares, the Holders will receive, in addition to the Ordinary Shares, the rights under the rights plan.
Section 7.     Reorganization Events.
(a)    Treatment of Preferred Shares Upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Company is the surviving company in such Reorganization Event, each Preferred Share in issue immediately prior to such Reorganization Event shall remain in issue following such Reorganization Event (or be exchanged for an equivalent Preferred Share governed by the terms herein); provided, that (x) in lieu of the Ordinary Shares (and cash in lieu of fractional Ordinary Shares) receivable upon conversion of such Preferred Share, such Preferred Share shall become convertible, pursuant to the terms of Section 6, into the kind of securities, cash and other property receivable in such Reorganization Event by a holder (other than the counterparty to the Reorganization Event or an Affiliate of such other party) of the number of Ordinary Shares into which each Preferred Share would then be convertible (such securities, cash and other property, the “Exchange Property”), without interest on such Exchange Property, and (y) appropriate adjustments shall be made to the mandatory conversion provisions set forth in Section 6(a) and the adjustment to conversion price provisions set forth in Section 9 as reasonably determined in good faith by the Board of Directors to place the Holders in as nearly as equal of a position as possible with respect to such matters following such Reorganization Event as compared to immediately prior to such Reorganization Event, or (ii) if the Company is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each Preferred Share outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided herein (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Reorganization Event as compared to immediately prior to such Reorganization Event).
(b)    Form of Consideration. In the event that Preferred Shares are converted into Exchange Property and the holders of the Ordinary Shares have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property shall be based on the types and amounts of consideration received by the holders of the Ordinary Shares on a pro rata basis; provided, however, that, to the extent the applicable transaction agreement provides for adjustments to such elected types and amounts of consideration that are generally applicable to holders of Ordinary Shares making such elections, the Exchange Property will be subject to such adjustments.
(c)    Successive Reorganization Events. The above provisions of this Section 7 shall similarly apply to successive Reorganization Events.
(d)    Notice of Reorganization Events. The Company (or any successor) shall, within 10 days following the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7.
(e)    Requirements of Reorganization Events. The Company shall not, without the Preferred Holders’ Consent, enter into any agreement for a transaction or series of transactions constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) the effect of the terms this Section 7 (including, if applicable, with respect to the conversion of the Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 7).
Section 8.     Change of Control Sale.
(a)    Change of Control Sale. In the event of a Change of Control, each Holder of outstanding Preferred Shares shall have the option, during the period beginning on the date of delivery of the notice pursuant to Section 8(b) below and ending on the later of the 20th Business Day following such delivery date and (x) if the notice delivered pursuant to Section 8(b) below includes a detailed description of all material terms of the Change of Control and a set date for the Change of Control Effective Date, the second Business Day preceding the Change of Control Effective Date or (y) if clause (x) does not apply, the fifth Business Day following the Change of Control Effective Date, to require the Company (or the successor thereto) to purchase, out of funds legally available therefor, all or any portion of its Preferred Shares at a purchase price per share, payable in cash, equal to the Liquidation Value of such share as of the effective date (the “Change of Control Effective Date”) of the Change of Control (a “Change of Control Sale”).
(b)    Initial Change of Control Notice; Holder Election. On or before the 20th Business Day prior to the date on which the Company anticipates consummating any Change of Control (or, if later, promptly after the Company discovers that the Change of Control will occur or has occurred), the Company shall deliver to each Holder (as appearing in the records of the

Company) a written notice setting forth a description of the anticipated Change of Control and the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). Holders may elect to require the Company to purchase Preferred Shares following consummation of the Change of Control by irrevocably notifying the Company thereof with respect to the Preferred Shares as to which such election is made not later than the expiration of the period referred to in Section 8(a).
(c)    Final Change of Control Notice. On the Change of Control Effective Date (or, if later, promptly after the Company discovers that the Change of Control has occurred), the Company shall deliver to each Holder (as appearing in the records of the Company) who or which has properly elected to require the Company to purchase Preferred Shares in accordance with Section 8(b) a written notice setting forth:
(i)    the amount of cash payable per Preferred Share in accordance with Section 8(a) and the purchase date for such shares, which shall be no more than 10 Business Days following the later to occur of the Change of Control Effective Date and the expiration of the twenty (20) Business Day period referred to in Section 8(a); and
(ii)    the instructions (consistent with this Section 8) a Holder must follow to exercise its Change of Control Sale option in connection with such Change of Control.
(d)    Change of Control Sale Procedure. A Holder must, no later than 5:00 p.m., New York City time, on the date specified in the instructions referred to in Section 8(c)(ii), surrender to the Company the certificate or certificates representing the Preferred Shares to be sold (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company).
(e)    Delivery upon Change of Control Sale. Upon a Change of Control Sale, the Company shall deliver or cause to be delivered to the Holder by mail or wire transfer the purchase price payable upon the purchase by the Company of such Holder’s Preferred Shares in accordance with this Section 8. Subject to payment of the purchase price for Preferred Shares to be purchased pursuant to Holder elections under this Section 8 in connection with a Change of Control Sale, from and after the Change of Control Effective Date, the dividend, voting and other powers, designations, preferences and rights provided herein with respect to such repurchased Preferred Shares shall cease.
(f)    Insufficient Legally Available Funds. If, on the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8, the Company does not have sufficient legally available funds to purchase all Preferred Shares surrendered in connection with such Change of Control Sale in accordance with this Section 8, then (i) the Company shall purchase the maximum number of Preferred Shares that may be purchased with such legally available funds, on a pro rata basis and (ii) except to the extent a Holder withdraws its exercise of the Change of Control Sale option with respect to unpurchased shares, shall purchase any remaining shares, on a pro rata basis, as soon as it has any additional legally available funds. Notwithstanding the foregoing, if the Company does not have legally available funds that are available to purchase all Preferred Shares that holders have elected to be purchased, or otherwise fails to comply with any provisions of Section 8, the price per share for any Preferred Share purchased pursuant to clause (ii) above after the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8 (disregarding this Section 8(f)) shall be increased by the amount of any Accrued Dividends accruing between the date on which the Change of Control Sale is otherwise to occur and the date of such purchase.
(g)    Partial Change of Control Sale. If a portion, but less than all, of the Preferred Shares represented by a certificate held by any Holder are purchased in accordance with this Section 8 on any particular date, the Company shall promptly thereafter issue to such Holder a new certificate representing the remaining Preferred Shares held by such Holder.
Section 9.     Adjustments to Conversion Price.
(a)    Adjustments to Conversion Price.
(i)    Quarterly Adjustments. On each Preferred Dividend Payment Date following the Second Closing Date and prior to the 8th anniversary of the Second Closing Date, and on the 8th anniversary of the Second Closing Date, the Conversion Price in effect immediately prior to such date shall increase at a rate equal to 0.25% per quarter. For the avoidance of doubt, (1) with respect to such increase occurring on the first Preferred Dividend Payment Date following the Second Closing Date, the adjustment amount shall be based on the pro-rata amount based on the number of days elapsed since the Second Closing Date and (2) with respect to such increase occurring on the 8th anniversary of the Second Closing Date, the adjustment amount shall be based on the pro-rata amount based on the number of days elapsed since the immediately preceding Preferred Dividend Payment Date.
(ii)    Extraordinary Adjustments. Except as provided in Section 9(c), if the Company subdivides, splits or combines the Ordinary Shares, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:
where:
OS0 = the number of Ordinary Shares outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1 = the number of Ordinary Shares outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

Notwithstanding this Section 9(a)(ii) and Section 4(a)(i), any dividend or distribution in the form of Ordinary Shares shall be treated as a share split subject to adjustment pursuant to this this Section 9(a)(ii), and the Holders shall not participate in any such dividend of Ordinary Shares.
(b)    Successive Extraordinary Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 9(a)(ii) shall occur.
(c)    Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 9(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on any Conversion Date, Mandatory Conversion Date or Company Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
(d)    Statement Regarding Extraordinary Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with Section 9(a)(ii), the Company shall: (i) compute the Conversion Price in accordance with Section 9(a)(ii), taking into account the one cent threshold set forth in Section 9(c); (ii) as soon as practicable following the occurrence of an event that requires an adjustment pursuant to Section 9(a)(ii), taking into account the one cent threshold set forth in Section 9(c) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company shall give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Company’s records, which notice shall specify the approximate date on which such event took place and the facts with respect to such event as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Preferred Shares; and (iii) whenever the Conversion Price shall be adjusted pursuant to Section 9(a)(ii), the Company shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in clause (ii) of this Section 9(d) to each Holder.
(e)    Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Ordinary Shares, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Ordinary Shares. In addition, in no circumstances will the number of Ordinary Shares to be issued upon conversion of the Preferred Shares exceed (when taken together with all other outstanding Ordinary Shares) the number of Ordinary Shares the Company is authorized to issue; provided, that the Company shall issue any remaining Ordinary Shares as soon as there are additional authorized Ordinary Shares that may be issued. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 9, the Company shall use its reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, New York Stock Exchange (or such exchange or automated quotation system on which the Ordinary Shares are then listed) or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and non-assessable all Ordinary Shares issuable upon conversion of the Preferred Shares.
Section 10.     Voting Rights.
(a)    General. The Holders shall be entitled to vote with the holders of the Ordinary Shares on all matters submitted to a vote of shareholders of the Company, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Ordinary Shares as a single class (the “Voting Class”). For such purposes, each Holder shall have a number of votes in respect of the Preferred Shares owned of record by such Holder equal to the number of Ordinary Shares issuable upon the conversion of such Preferred Shares (assuming that all of the then issued and outstanding Preferred Shares are converted into Ordinary Shares on the record date in respect of the meeting at which the vote is taken, without any limitations) as of the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of shareholders is solicited; provided, that, if, as of any date, the number of votes held by a Holder Group in the aggregate (taken together with any votes held by such Holder Group in respect of Ordinary Shares previously issued upon conversion of Preferred Shares) would exceed 49.9% of the votes held by the entire Voting Class as of such date, then the number of votes that such Holder Group shall be entitled to in respect of the Preferred Shares shall be reduced ratably such that the number of votes that such Holder Group are entitled to in respect of the Preferred Shares in the aggregate (taken together with any votes held by such Holder Group in respect of Ordinary Shares previously issued upon conversion of Preferred Shares) shall equal 49.9% of the votes held by the entire Voting Class as of such date. Such Holder Group shall be entitled to notice of any shareholders’ meeting in accordance with the Articles as if they were holders of record of Ordinary Shares for such meeting.
(b)    Class Voting Rights. So long as any Preferred Shares are outstanding, in addition to any other vote required by applicable Law, the Company may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalisation or otherwise) without the Preferred Holders’ Consent:
(i)    authorize, create, or issue any class or series of Senior Securities, Parity Securities or Junior Securities (other than Ordinary Shares, including the Non-Voting Ordinary Shares) or any rights, options or warrants convertible into, or exchangeable or exercisable for, any Senior Securities, Parity Securities or Junior Securities (other than Ordinary Shares, including the Non-Voting Ordinary Shares);
(ii)    authorize, create, or issue any class or series of Senior Securities, Parity Securities or Junior Securities (other than Ordinary Shares, including the Non-Voting Ordinary Shares) or any security convertible into, or exchangeable or exercisable for, shares of

Senior Securities, Parity Securities or Junior Securities that could have the “result of the receipt of property by some shareholders” within the meaning of Section 305(b)(2)(A) of the United States Internal Revenue Code of 1986, as amended from time to time, including but not limited to (A) any non-participating preferred shares or (B) any debt securities convertible into Capital Shares by their terms (including by means of merger, consolidation, reorganization, recapitalization or otherwise);
(iii)    issue additional Preferred Shares (except for Preferred Shares issuable as distribution of a Preferred Dividend in accordance with Section 4, pursuant to the Investment Agreement or pursuant to the Permitted Offering (as defined in the Investment Agreement)); or
(iv)    enter into any debt agreement or other financing agreement which by its terms would restrict the payment of dividends in kind or the issuance of Ordinary Shares upon conversion of Preferred Shares pursuant to the terms herein.
(c)    In addition to any other vote required by applicable Law, during any period beginning at any time that the Company shall have failed to pay the applicable full amount for any Preferred Share surrendered in connection with a Change of Control Sale (as set forth in Section 8 without giving effect to any qualifications or limitations as to “legal availability” included therein and without regard to Section 8(f)), the Company shall not without the Preferred Holders’ Consent:
(i)    take any action that would result in an adjustment to the Conversion Price pursuant to Section 9; or
(ii)    enter into any agreement or understanding, or commit, resolve or agree to enter into any agreement or understanding with respect to any Reorganization Event;
in each case, if such action, agreement, understanding, commitment or resolution might interfere with or prevent the Holders from receiving such amount.
(d)    Notwithstanding the foregoing, the Holders shall not have any voting rights under this Section 10 if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding Preferred Shares shall have been converted into Ordinary Shares or converted into Exchange Property.
(e)    The consent or votes required in Section 10(b) and Section 10(c) shall be in addition to any approval of shareholders of the Company which may be required by Law or pursuant to any provision of the Articles.
Section 11.     Certificates and Share Transfers.
(a)    Transfer Agent. The duly appointed Transfer Agent shall be the Company. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, that the Company shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.
(b)    Form and Dating. The Preferred Shares shall be initially issued and thereafter evidenced in registered form. Each Preferred Share certificate shall be dated the date of its authentication.
(c)    Execution and Authentication. Two Officers shall sign any Preferred Share certificate for the Company by manual or facsimile signature. If an Officer whose signature is on a Preferred Share certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Share certificate, the Preferred Share certificate shall be valid nevertheless.
(d)    Transfer and Exchange. When (i) a Preferred Share certificate is presented to the Transfer Agent with a request to register the transfer of the shares represented by such Preferred Share certificate or (ii) Preferred Shares certificates are presented to the Transfer Agent with a request to exchange such Preferred Shares certificates for a Preferred Share certificate representing a number of Preferred Shares equal to the combined number of Preferred Shares represented by such presented certificates, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Preferred Shares certificates surrendered for transfer or exchange:
(i)    shall be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing; and
(ii)    if such Preferred Shares certificates are being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, shall be accompanied by a certification from such Holder to that effect.
(e)    Taxes. The issuance or delivery of Preferred Shares, Ordinary Shares or other securities issued on account of Preferred Shares pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including any share transfer, documentary, stamp or similar tax; provided, however, in the case of conversion of Preferred Shares, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.
Section 12.     Miscellaneous.

(a)    Other Rights. To the extent permitted by the Articles, the Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles or as provided by applicable Law.
(b)    Amendment. The terms of the Preferred Shares set forth herein may be amended from time to time, to the extent permitted by the Articles, upon the mutual agreement of the Company and the Holders representing at least two thirds of the then issued Preferred Shares who vote either in person or, where proxies are allowed, by proxy at a general meeting of the Company or by written resolution of the Holders of Preferred Shares.

RIGHTS AND RESTRICTIONS OF THE NON-VOTING ORDINARY SHARES OF CHC GROUP LTD. ESTABLISHING THE TERMS OF THE NON-VOTING ORDINARY SHARES
Section 1.     Non-Voting Ordinary Shares and Designation. A series of Ordinary Shares of the Company shall constitute a series of non-voting ordinary shares (the “Non-Voting Ordinary Shares”).
Section 2.     Rank of Non-Voting Ordinary Shares. Each Non-Voting Ordinary Share shall rank equally in all respects and shall be subject to the provisions herein. The Non-Voting Ordinary Shares shall be identical in all respects to the Ordinary Shares, except that (i) the Non-Voting Ordinary Shares do not entitle the holder thereof to any voting rights (except to the extent mandatorily required by applicable Law) and (ii) each Non-Voting Ordinary Share is convertible (on a one for one basis) pursuant to Section 3 into an Ordinary Share in connection with or following any transfer of such share by a Holder to one or more Persons who, together with their Affiliates, will not own more than 49.9% of the total number of voting Ordinary Shares outstanding immediately following such conversion.
Section 3.     Conversion of Non-Voting Ordinary Shares.
(a)    Non-Voting Ordinary Share Conversion Right. Subject to, and in accordance with, the provisions of this Section 3, each Holder who holds Non-Voting Ordinary Shares shall have the right (the “Non-Voting Ordinary Share Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s Non-Voting Ordinary Shares into fully paid and non-assessable Ordinary Shares; provided, that the Non-Voting Ordinary Share Conversion Right shall be exercisable with regard to any Non-Voting Ordinary Share only (i) in connection with or following any transfer by a Holder of such Non-Voting Ordinary Shares to one or more Persons who, together with their Affiliates, will not own more than 49.9% of the total number of voting Ordinary Shares outstanding immediately following such conversion and (ii) to the extent that there is a sufficient number of authorized and unissued (or issued and included in treasury) and otherwise unreserved Ordinary Shares into which such Non-Voting Ordinary Shares sought to be converted may convert.
(b)    Shares Reserved for Issuance Upon Conversion of Non-Voting Ordinary Shares. For so long as the Non-Voting Ordinary Shares are convertible, the Company shall not issue or allot Ordinary Shares such that the number of authorized but unissued Ordinary Shares would at the time of such issuance or allotment be insufficient to permit the conversion of a number of Ordinary Shares equal to 110% of the number of Ordinary Shares issuable upon conversion of all then outstanding Non-Voting Ordinary Shares. The Company shall use its reasonable best efforts to take all action permitted by Law, including calling meetings of shareholders of the Company and soliciting proxies for any necessary vote of the shareholders of the Company, to increase the number of authorized and unissued Ordinary Shares if at any time there shall be insufficient authorized and unissued Ordinary Shares to permit the conversion of all outstanding Non-Voting Ordinary Shares into Ordinary Shares.
(c)    Mechanics of Conversion of Non-Voting Ordinary Shares.
(i)    The Non-Voting Ordinary Share Conversion Right of a Holder shall be exercised by the Holder by the surrender to the Company of the certificate representing the Non-Voting Ordinary Shares (if any) to be converted at any time during usual business hours at the Company’s principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the Non-Voting Ordinary Shares represented by such certificate (a “Non-Voting Ordinary Share Conversion Notice”) and specifying the name or names (with address or addresses) to whom the applicable Ordinary Shares are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its legal representative.
(ii)    As promptly as practicable after the receipt of the Non-Voting Ordinary Share Conversion Notice and the payment of required taxes or duties pursuant to Section 11(e), if applicable, and in no event later than three Trading Days thereafter, the Company shall update the shareholder register of the Ordinary Shares and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole Ordinary Shares to which such Holder, or the Holder’s transferee, shall be entitled, and (B) if less than the full number of Non-Voting Ordinary Shares evidenced by the surrendered certificates is being converted, a new certificate or certificates, for the number of Non-Voting Ordinary Shares evidenced by the surrendered certificate or certificates, less the number of Non-Voting Ordinary Shares being converted.
(iii)    The conversion of any Non-Voting Ordinary Share shall be effective on the date the shareholder register of the Ordinary Shares has been updated to reflect the same (the “Non-Voting Ordinary Share Conversion Date”). Until the Non-Voting Ordinary Share Conversion Date with respect to any Non-Voting Ordinary Share, such Non-Voting

1

Ordinary Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.
(iv)    References in Section 3(a) to a “conversion” shall mean the compulsory repurchase without notice of Non-Voting Ordinary Shares of any Holder the consideration for which shall be the issue of one new fully paid Ordinary Shares for each Non-Voting Ordinary Share repurchased. The Ordinary Shares to be issued on a conversion or exchange shall be registered in the name of such Holder or in such name as the Holder may direct. Non-Voting Ordinary Shares of any series may be compulsorily repurchased without notice at a price per Non-Voting Ordinary Share of that series to the extent necessary to give effect to a conversion pursuant to Section 3(a) calculated on the basis that the Ordinary Shares to be issued as part of the conversion or exchange will be issued at par.
(d)    Company’s Obligations to Issue Ordinary Shares. The Company shall issue Ordinary Shares upon conversion of Non-Voting Ordinary Shares absolutely and unconditionally, irrespective of any action or inaction by any Holder, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Company or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to any Holder in connection with the issuance of such Ordinary Shares.

2